Stockholder contact:	Kevin Howley 617-385-9517 kevin.howley@columbiathreadneedle.com

Media contact:	Elizabeth Kennedy 617-897-9394 liz.kennedy@ampf.com

TRI-CONTINENTAL CORPORATION

DECLARES THIRD QUARTER DISTRIBUTION

BOSTON, MA, September 3, 2021 – Tri-Continental Corporation (the “Corporation”) (NYSE: TY) today declared a third quarter ordinary income distribution of $0.2986 per share of Common Stock and $0.6250 per share of Preferred Stock. Distributions on Common Stock will be paid on September 23, 2021 to Common Stockholders of record on September 15, 2021 and dividends on Preferred Stock will be paid on October 1, 2021 to Preferred Stockholders of record on September 15, 2021. The ex-dividend date for both the Common Stock and the Preferred Stock is September 14, 2021. The $0.2986 per share ordinary income distribution on the Common Stock is in accordance with the Corporation’s distribution policy.

The Corporation has paid dividends on its common stock for 77 consecutive years. The Corporation’s investment manager is Columbia Management Investment Advisers, LLC, a wholly-owned subsidiary of Ameriprise Financial, Inc.

The Corporation’s distributions on common stock will vary. The Corporation’s current distributions (as estimated by the Corporation based on current information) are from the earnings and profits of the Corporation. No amount of the Corporation’s current distribution consists of a return of capital (i.e., a return of some or all of your original investment in the Corporation).

The net asset value of the Corporation’s common shares may not always correspond to the market price of such shares. Shares of many closed-end funds frequently trade at a discount from their net asset value. An investment in the Corporation is subject to stock market risk, which is the risk that market prices for the Corporation’s common shares may decline over short or long periods, adversely affecting the value of an investment in the Corporation.

Securities selected for the Corporation using quantitative methods may perform differently from the market as a whole, and there can be no assurance that this methodology will enable it to achieve its objective. The Corporation’s portfolio investments are subject to market risk, which may affect a single issuer, sector of the economy, industry or the market as a whole. Fixed-income investments, including convertible securities, are subject to credit risk, interest rate risk, and prepayment and extension risk. These risks may be more pronounced for longer-term securities and high-yield securities (“junk bonds”). In general, bond prices rise when interest rates fall and vice versa. Convertible securities are subject to both the risks of their security type prior to conversion as well as their security type after conversion. The Corporation’s use of leverage, including through its preferred stock, exposes it to greater risks due to unanticipated market movements, which may magnify losses and increase volatility of returns.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information) may be obtained by contacting your financial advisor or Columbia Management Investment Services Corp. at 800-345-6611. The prospectus can also be found on the Securities and Exchange Commission’s EDGAR database. The prospectus should be read carefully before investing in the Corporation. There is no guarantee that the Corporation’s investment goals/objectives will be met or that distributions will be made, and you could lose money.

Tri-Continental Corporation is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Columbia Threadneedle Investments is the global brand name of the Columbia and Threadneedle group of companies.

Past performance does not guarantee future results.

Investment products are not federally or FDIC-insured, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

© 2021 Columbia Management Investment Advisers, LLC. All rights reserved.

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